Exhibit 5.1

August 22, 2023

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222

Re:         EQT Corporation

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for EQT Corporation, a Pennsylvania corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed resale by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) of up to 49,599,796 shares of common stock, no par value, of the Company (the “Shares”). The Shares were issued by the Company to the Selling Shareholders pursuant to that certain Amended and Restated Purchase Agreement, dated as of December 23, 2022, by and among the Company, EQT Production Company, THQ Appalachia I, LLC (the “Tug Hill Upstream Seller”), THQ-XcL Holdings I, LLC (the “XcL Midstream Seller” and, together with the Tug Hill Upstream Seller, the “Tug Hill and XcL Midstream Sellers”), and the subsidiaries of the Tug Hill and XcL Midstream Sellers named on the signature pages thereto (as amended, the “Purchase Agreement”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Restated Articles of Incorporation of the Company (amended through July 23, 2020), (ii) the Amended and Restated Bylaws of the Company (amended through May 1, 2020), (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the Purchase Agreement, and (v) such other documents, records, and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinion set forth below.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the Pennsylvania Business Corporation Law of 1988, as amended. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP